                            EXTENSION OF CONTRACT FOR
                              PROFESSIONAL SERVICES

                                    AGREEMENT

BETWEEN:

         VOICEIQ INC., a company carrying on business under the Business Act of Ontario, Canada with its principal place of business at 240 Riviera Drive, Markham, Ontario L3R 5M1 Canada (the "Company" or "VIQ"), which company is in the business of developing and selling, computer-based, voice-processing products including digital dictation and digital recording systems designed for medical and legal professions, business, governments and judicial institutions

                                     - and -

         DUNGOR HOLDING COMPANY LTD., a management services consulting firm with its place of business at 20 Harpers Croft, Unionville, Ontario, Canada ("DHC"), which company is experienced in operations, marketing, sales, business development, financing and project management in the field of computer-related technology, in general.

         WHEREAS VIQ wishes to continue to retain the services of DHC based on this Company's professional experience as recited in the agreement between VIQ and DHC dated October 14, 1999;

         AND WHEREAS DHC wishes to continue to provide its independent operations, marketing, sales, business development, financing and project management, consulting services (the "DHC Services") to VIQ;

         The parties now agree to the following terms and conditions:

         Hereinafter, (i) the terms "VIQ" and the "Company" shall refer to VIQ Voice Systems Inc. or any of its operating divisions or subsidiaries and (ii) all dollar amounts are expressed in Canadian funds.

1. APPOINTMENT. VIQ agrees to retain DHC and DHC agrees to provide the DHC Services to VIQ for a minimum of three days per week for the period September 1, 2000 through February 28, 2002, effective September 1, 2000 (the "Effective Date").

2. COMPENSATION. In consideration of the DHC Services and during the term of this agreement extension, subject to all necessary regulatory approvals, VIQ shall cause DHC to:

    (a) be paid, upon receipt of invoice, a base consulting fee in the amount of $22,500 per month (the "Base Salary"), and

    (b) be paid a fee (a "Material Transaction Fee") based on the cash proceeds received by the Company in respect of any of the following transactions ("Major Transactions") occurring during the term hereof:


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         (i)      the sale of a substantial part of the business or assets of the Company, provided that such sale and the payment of a Material Transaction Fee in respect thereof shall have been previously approved by the Board of Directors of the Company; and

         (ii) the issuance to a third party under a private placement or public offering of Common Shares of the Company (an "Equity Financing"), provided that such compensation shall have been previously approved by the Board of Directors of the Company and shall not be payable in respect of any options or share purchase warrants issued in respect of any such financing.

         The Material Transaction Fee shall be paid to DHC in respect of any initial payment received by the Company and any royalty or other subsequent consideration received by the Company as a result of a Major Transaction. The Material Transaction Fee may be paid to DHC in cash or in shares of the Company, at the sole discretion of the Board of Directors, subject to receipt of all requisite approvals.

         The amount of the Material Transaction Fee payable to DHC in any of the periods (i) October 1 to December 31, 2000, (ii) from January 1 to September 31, 2001 and (iii) from October 1, 2001 to February 28, 2002 shall be based upon the total cash proceeds received by the Company from all Material Transactions completed during such period based on the following schedule.

                    TOTAL CASH PROCEEDS                             MATERIAL TRANSACTION FEE AS A
                  RECEIVED BY THE COMPANY                        PERCENTAGE OF TOTAL  CASH PROCEEDS

                  First $1,000,000                                           5%
                  Second $1,000,000                                          4%
                  Third $1,000,000                                           3%
                  Fourth $1,000,000                                          2%
                  All consideration in excess of $4,000,000                  1%

3. BONUS. DHC may be entitled in any year to receive a discretionary bonus of up to 50% of the Base Salary for such year, which shall be paid semi-annually. Both the decision to grant and the amount of any such bonus shall be in the discretion of the Compensation Committee of the Board of Directors of the Company.

4. EQUITY PARTICIPATION. The parties acknowledge that it is the intention of the parties that the combination of DHC and Terry Graham maintain, by holding shares and/or options of the Corporation, a number of shares and shares reserved for exercise of options equal to at least 2.5% of the number of issued and outstanding Common Shares of the Company at all times during the term of this Agreement.

5. EXPENSES. All expenses incident to this agreement extension excluding travel and related out-of-pocket expenses shall be borne by DHC. DHC shall submit a budget for travel and related out-of-pocket expenses to VIQ for approval in advance. Reimbursement by VIQ to DHC shall be made on a monthly basis upon presentation of appropriate receipts in respect of such approved expenses. Cash advances toward such travel on behalf of the Company may be extended upon mutual agreement.

6. CONFIDENTIALITY. DHC agrees, except as required in keeping with this agreement extension, that, without the prior written consent of VIQ, neither it nor any of its employees, consultants or principals will disclose any secret or confidential information concerning the product, processes, business, finances or affairs of VIQ which come to its knowledge during the term of this agreement extension or under any other agreement with VIQ and that it shall keep with complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss directly or indirectly to VIQ or its business or assets and that the provisions of


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                                      -3-



this paragraph shall continue without limit in point of time after termination of this agreement extension except with respect to information or knowledge which may come into the public domain.

7. NON-COMPETITION. During the term of this agreement extension and for a period six months following termination thereof, DHC shall not directly, as employer, employee, shareholder, agent or partner or in any other individual or representative capacity whatever carry on or engage in or be concerned or interested in any business in direct competition with that carried on by VIQ.

8. INDEPENDENT RELATIONSHIP. DHC is independent of the Company and this agreement extension does not create an employer/employee relationship. Accordingly, under this agreement extension DHC shall:

    (a) provide an employee of DHC satisfactory to VIQ to fully and competently discharge the responsibilities and assignments under this agreement extension (the "Designated Representative");

    (b) be responsible for payment of all taxes due in respect of consulting fees, bonuses and expense allowance paid pursuant to this agreement extension;

    (c) not be entitled to any employee benefits provided by the Company such as life, disability and medical insurance or pension plan contributions;

    (d) be solely responsible for determining the hours of work provided they are convenient to the business of VIQ; and

    (e) be entitled to discharge its responsibilities to VIQ from the office premises of DHC provided, however, that appropriate space in the Company's offices shall be provided to DHC to discharge such responsibilities when and if required.

9. TITLE. To facilitate relations between VIQ and third parties including joint venture and alliance partners, customers, distributors, dealers, shareholders and other investors, subject to approval of the Board of Directors and, when applicable, of shareholders of the Company, the Designated Representative shall retain the position of Chairman of the Board of Directors and Chief Executive Officer of the Company.

10. TERMINATION. Unless extended by mutual consent of the parties in writing, this agreement extension shall terminate on February 28, 2002 (the "Termination Date"). Prior to the Termination Date, or any subsequently agreed termination date, whether it precedes or follows the Termination Date, this agreement extension may be terminated at any time:

    (a)  by mutual agreement of the parties;

    (b)  by DHC upon 30 days written notice to the Company;

    (c)  by the Company upon 30 days written notice to DHC; and

    (d) by the Company, immediately, for just cause which term will include any action or failure to act by DHC that results in consequences prejudicial to the Company.

11. EFFECT OF TERMINATION. Termination of this agreement extension shall result in immediate cancellation from date of termination of all rights and obligations of the parties, other than confidentiality and non-competition, but shall not affect any rights or obligations of the parties arising from actions prior to termination.


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12.      LAW APPLICABLE. This agreement extension shall be governed by and interpreted in accordance with the laws of the Province of Ontario, Canada.

13. SUCCESSORS. This agreement extension shall be binding upon and enure to the benefit of each of the parties and their respective heirs, executors, administrators, successors and assigns.

         IN WITNESS WHEREOF the parties have executed this agreement extension as of this 1st day of September, 2000.



DUNGOR HOLDINGS COMPANY LTD.            VOICEIQ INC.



By: (Signed)  "Terry Graham"            By: (Signed)  "C. Wallis King"
   ---------------------------------        ------------------------------------
    Terry Graham                             Chairman of the Compensation
                                             Committee on behalf of the Board of
                                             Directors